EXHIBIT 10.4

ENGAGEMENT LETTER

May 30, 2013

Scarsdale Equities LLC
10 Rockefeller Plaza, Suite 720
New York, NY 10020

Re:	BioTime, Inc.
Registered Direct Offering of Common Shares and Warrants

Gentlemen:

BioTime, Inc. (“BioTime”) plans to offer to selected investors an opportunity to purchase BioTime common shares, no par value (“Shares”) and common share purchase warrants (“Warrants”) in “units” consisting of one Share and one-quarter of a Warrant per unit.  The purchase price per unit is expected to be $4.155.  The units will be offered in a “registered direct” offering under the Securities Act of 1933, as amended, through our shelf registration statement on Form S-3.  BioTime agrees to pay to you a fee in the amount of 5% of the total purchase price of any units purchased in the offering by your clients ALB Private Investment, LLC, Anthony LowBeer, and Phylis Esposito provided, that (a) a fee will be paid to you only upon the closing of the sale of the units to your clients and will be based on the amount of their investment accepted by BioTime, (b) an investment by your clients is subject to their execution of a Stock and Warrant Purchase Agreement in the form approved by BioTime for the offering, and (c) BioTime reserves the right, in its sole discretion, to accept, reject, or limit the investment by your clients.

If the foregoing is acceptable to you, please sign below in the place provided.

BioTime, Inc.

s/Robert W. Peabody
Robert W. Peabody,
Chief Executive Officer

ACCEPTED AND AGREED:

Scarsdale Equities LLC

By:	s/Francis A. Mlynarczyk, Jr.

Title:	Chief Executive Officer